EXHIBIT S



       TRANSACTIONS IN THE COMMON SHARES OF CLIFFS NATURAL RESOURCES INC.



         TRANSACTIONS BY HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

        Date of                Number of Shares
        Transaction            Purchased / (Sold)       Price per Share

        4/08/2009                 (1,100,000)              $18.6681
        4/09/2009                 (1,175,000)              $20.15



                                      S-1